EXHIBIT 10.87

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

AMENDMENT NO. 1 TO
COLLABORATION AND LICENSE AGREEMENT

This AMENDMENT NO. 1 to COLLABORATION AND LICENSE AGREEMENT (this “Amendment”) dated as of March 19, 2004 (the “Amendment Effective Date”), is entered into by and between, on the one hand, ABGENIX, INC., a Delaware corporation (“ABX”), having a place of business at 6701 Kaiser Drive, Fremont, California 94555, U.S.A., and, on the other hand, ASTRAZENECA UK LTD., a company incorporated in England under no. 3674842 whose registered office is at 15 Stanhope Gate, London, WIK 1LN, England (“AZ”).

RECITALS

A.            The parties have entered into the Collaboration and License Agreement dated as of October 15, 2003 (the “Agreement”).

B.            The parties now desire to amend the Agreement to include the right to use XenoMouse® Lambda Animals (as defined in the Agreement) [Confidential Treatment Requested] with the Amendment No. 1 Antigen (as defined below) on the terms and conditions set forth below.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.             Definitions.  All capitalized terms not defined in this Amendment shall have the meaning set forth in the Agreement.

2.             Acknowledgements.  The parties acknowledge that pursuant to Section 4.18.2 of the Agreement:

2.1           AZ has requested to include under the scope of the Agreement the use of XenoMouse Lambda Animals with respect to the antigen described on Exhibit A to this Amendment (the “Amendment No. 1 Antigen”).

2.2           Subject to the terms and conditions of this Amendment and the Agreement, ABX hereby grants to AZ non-exclusive sublicences under the following ABX In-Licenses pursuant to which ABX Controls XenoMouse Lambda Animals as applicable to Antibodies that bind to and are directed against the Amendment No. 1 Antigen [Confidential Treatment Requested] : (a) that certain license agreement between ABX and the Medical Research Council, dated December 14, 1998 (as amended or restated from time to time) (“MRC II”), and (b) that certain license agreement between ABX and Babraham Bioscience Technologies Limited (“Babraham”) dated May 14, 2002 (as amended or restated from time to time, the “Babraham Agreement”).  AZ acknowledges that ABX has provided to AZ redacted copies of such ABX In-Licenses.

2.3           AZ acknowledges and agrees that it shall be subject to the terms and conditions applicable to AZ as a sublicensee under the Babraham Agreement.  Exhibit B to this Amendment describes such terms and conditions and contains a calculation of the Lambda Payments (as defined in Section 3.1 of this Amendment) payable by AZ to ABX by reason of the Babraham Agreement [Confidential Treatment Requested].

2.4           AZ acknowledges and agrees that it shall be subject to the terms and conditions applicable to AZ as a sublicensee under MRC II.  Exhibit C to this Amendment describes such terms and conditions and contains a calculation of the Lambda Payments payable by AZ to ABX by reason of MRC II.

3.             Lambda Payments.

3.1           Pursuant to Section 4.18.2 of the Agreement, and notwithstanding anything to the contrary in this Amendment or the Agreement (including the representations and warranties, indemnification obligations and financial obligations), AZ shall pay to ABX [Confidential Treatment Requested], which shall be in addition to any other payments owing by AZ to ABX pursuant to Section 9 of the Agreement.

3.2           Within five (5) business days following the Amendment Effective Date, AZ shall pay to ABX the first Lambda Payment [Confidential Treatment Requested]. AZ shall make each Lambda Payment to ABX at least five (5) business days before such Lambda Payment is due to ABX’s licensors under the ABX In-Licenses referenced in Section 2.2 of this Amendment.

3.3           Examples of calculations of Lambda Payments, including milestone amounts and royalty percentage rates, are set forth on Exhibit D to this Amendment.

4.             Amendments to the Agreement.

4.1           Section 1.203 of the Agreement is amended and restated in its entirety as follows:

1.203       XenoMouse Animals” shall mean (a) except as expressly set forth in clause (b) below, those mice that are transgenic for the human heavy chain variable Ig loci that is described in Mendez, et al., Nature Genetics 15: 146-156 (1997), and any and all improved strains of such mice, and (b) for the limited purpose of the Amendment No. 1 Antigen (as defined in Amendment No. 1 to this Agreement) (i) those mice that are transgenic for the human heavy chain variable Ig loci that is described in Mendez, et al., Nature Genetics 15: 146-156 (1997), [Confidential Treatment Requested], and (iii) any and all improved strains of any of the foregoing mice; in each case that are used by ABX or its Affiliates in their business to generate antibodies for use in the Commercial Field.

5.             Miscellaneous.

5.1           Continuing Effect.  This Amendment shall be effective for all purposes as of the Amendment Effective Date.  Except as otherwise expressly modified by this Amendment, the Agreement shall remain in full force and effect in accordance with its terms.

5.2           Governing Laws.  This Amendment shall be governed by, interpreted and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles.

5.3           Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same document.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized officers as of the Amendment Effective Date.

ABGENIX, INC.

By:	/s/ Raymond M. Withy
(Signature)

Raymond M. Withy
(Printed Name)

President and CEO
(Title)

ASTRAZENECA UK LTD.

By:	/s/ C.R.W. Petty
(Signature)

C.R.W. Petty
(Printed Name)

Authorised Signatory
(Title)

EXHIBIT A

Amendment No. 1 Antigen

[Confidential Treatment Requested]

EXHIBIT B

BABRAHAM AGREEMENT

1.             Terms and Conditions of the Babraham Agreement Applicable to AZ.

1.1           All sums due to Babraham pursuant to this Amendment [Confidential Treatment Requested].

1.2           AZ shall indemnify and hold harmless Babraham and Babraham’s officers, directors, employees and agents from and against any and all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) incurred as a result of any third party claims, demands, actions or other proceedings to the extent arising from:

(a)           any breach by AZ of the terms of this Amendment; or

(b)           any use, application or exploitation of any rights licensed under this Amendment, whether by AZ or its Affiliates (as defined below), except in each case due to the negligence or willful misconduct of Babraham.  As used in this Exhibit B, “Affiliates” shall mean any business entity controlling, controlled by or under common control with AZ.  “Control” shall mean as to any entity effective ownership of at least fifty percent (50%) of the voting capital, stock, voting partnership shares or comparable owner equity in such entity.

1.3           AZ’s rights and obligations under this Amendment with respect to the Babraham Agreement shall commence on the Amendment Effective Date and shall continue thereafter [Confidential Treatment Requested].  Upon expiration of such period, the licenses granted under this Amendment shall continue [Confidential Treatment Requested].

1.4           Termination of AZ’s rights and obligations under this Amendment with respect to the Babraham Agreement shall not affect the accrued rights of AZ, ABX or Babraham arising in any way out of this Amendment as of the date of such termination and in particular but without limitation the right of either party to recover damages against the others, and all provisions of the Babraham Agreement which are expressed to survive the Babraham Agreement shall remain in full force and effect.

1.5           Upon termination of the Babraham Agreement, AZ’s rights and obligations under this Amendment with respect to the Babraham agreement shall be assigned to Babraham or terminated, at Babraham’s option.

2.             Calculation of Lambda Payments under Babraham Agreement.

The Lambda Payments payable by AZ to ABX pursuant to Section 7.2.2 of the Babraham Agreement [Confidential Treatment Requested] that are based on [Confidential Treatment Requested] that constitute “Licensing Income” (as defined in Section 7.2.2 of the Babraham Agreement), shall be calculated as follows:

[Confidential Treatment Requested]

EXHIBIT C

MRC II

1.             Terms and Conditions of MRC II Applicable to AZ.

1.1           In the event of termination of MRC II, the sublicense granted by ABX to AZ under this Amendment with respect to MRC II shall continue in effect if AZ provides the Medical Research Council with written notice of its agreement to be bound by all the terms of MRC II.  In such event, such sublicense shall continue as if it was a license agreement directly between the Medical Research Council and AZ.

1.2           AZ shall indemnify, defend and hold harmless the Medical Research Council and its trustees, officers and employees against all claims and expenses including reasonable legal expenses and reasonable attorneys’ fees arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the production, manufacture, sale, use, lease, consumption or advertisement of the Biological Materials and Information (as defined in MRC II) of Licensed Products (as defined in MRC II) by AZ.

1.3           Except to the extent that AZ is required under any laws or government regulations or by the rules of any stock exchange of any country, AZ shall not use the name of the Medical Research Council nor of any of its employees or officers or inventors or originators of the Property Rights (as defined in MRC II) nor any adaptation thereof in any advertising, promotional or sales literature without first obtaining the prior written consent of the Medical Research Council, which consent shall not be unreasonably withheld.

2.             Calculation of Lambda Payments under MRC II.

The Lambda Payments payable by AZ to ABX pursuant to MRC II shall equal [Confidential Treatment Requested].

EXHIBIT D

LAMBDA PAYMENT EXAMPLES(1)

Milestone	Amount AZ pays to ABX applicable to Non-Lambda Antibodies	Amount AZ pays to ABX applicable to Lambda Antibodies while MRC I(2) is still in effect	Amount AZ pays to ABX applicable to Lambda Antibodies after MRC I has expired

[Confidential Treatment Requested]	[Confidential Treatment Requested]	[Confidential Treatment Requested]	[Confidential Treatment Requested]

Royalty Rate payable by AZ to ABX applicable to Non-Lambda Antibodies	Royalty Rate payable by AZ to ABX applicable to Lambda Antibodies while MRC I is still in effect	Royalty Rate payable by AZ to ABX applicable to Lambda Antibodies after MRC I has expired

[Confidential Treatment Requested]	[Confidential Treatment Requested]	[Confidential Treatment Requested]

(1)                  This table is purely for illustration purposes as the amounts and royalty rates on which the calculations set forth in the table are based may change due to amendments to the Agreement.

(2)                  License Agreement dated March 29, 1994 by and among Medical Research Council, Agricultural and Food Research Council Institute of Animal Physiology and Genetics Research of Babraham Hall, Marianne Bruggermann c/o Institute of Animal Physiology and Genetics Research, Babraham Hall, and Cell Genesys, Inc (“MRC I”).